Exhibit 99.2

Perma-Fix Reports Record Revenue and $5.4 Million of EBITDA for the Second Quarter of 2011; Net Income Increases 74% to $2.5 Million, or $0.05 Per Share

ATLANTA – August 4, 2011 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter and six months ended June 30, 2011.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We are very pleased to report record revenue, EBITDA and net income for the second quarter of 2011.  We attribute our year-over-year improvement to strong waste receipts in the quarter at our treatment facilities, the impact of our recent expense reductions and the continued performance of our onsite services group. Heading into the third quarter, our sales pipeline is robust and backlog is $13.6 million, compared to $6.9 million at the end of 2010 and $9.7 million at the end of the first quarter 2011.  We believe that our sales pipeline and backlog trends bode well for the third quarter of 2011 and the balance of this year.”

Dr. Centofanti continued, “In addition to improved financial performance, we have undertaken several major initiatives that we believe will transform Perma-Fix in the coming years.  Most recently, we signed a definitive agreement to acquire Safety and Ecology Holdings Corporation (SEC) from Homeland Security Capital Corporation.  This acquisition, if completed, should nearly double our revenue based on past revenue performance of SEC and will significantly expand the scope of services we can offer our customers. We are acquiring SEC through a combination of cash and debt, and we believe the transaction will be accretive to earnings.  We are also close to completing our planned sales of the Ft. Lauderdale and Orlando industrial waste facilities, which should further enhance our balance sheet. During the second quarter, we also announced a breakthrough process to safely and cost-effectively produce Molybdenum-99 (Mo-99), which is used to make Technetium 99m (Tc-99m), the most widely used medical isotope in the world.  This is another example of the steps we are taking to expand beyond our core services and diversify our revenues.  With the steps we have taken and are attempting to take, we anticipate continued improvement in cash flow, our balance sheet, and other fundamentals from the wide range of new growth opportunities.”

Financial Results

Revenue for the second quarter of 2011 increased 11.9% to $28.9 million versus $25.8 million for the same period last year. Revenue for the Nuclear Segment increased 12.3% to $28.3 million from $25.2 million for the same period in 2010. Revenue generated from the DOE Hanford Site increased approximately $347,000 or 3.4% for the quarter.  Revenue from the Engineering Segment decreased to $637,000 from $666,000 for the same period in 2010. Gross profit for the second quarter of 2011 was $8.0 million versus $7.2 million for the second quarter of 2010 due to increased treatment waste volume.

Operating income for the second quarter of 2011 increased 16.3% to $4.2 million versus operating income of $3.6 million for the second quarter of 2010.  Net income for the second quarter of 2011 increased 74.3% to $2.5 million, or $0.05 per share, versus net income of $1.4 million or $0.03 per share, for the same period in 2010.

The Company generated EBITDA of $5.4 million from continuing operations during the quarter ended June 30, 2011, as compared to EBITDA of approximately $4.8 million for the same period of 2010. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  The table below reconciles EBITDA, a non-GAAP measure, to income from continuing operations for the three and six months ended June 30, 2011 and 2010.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2011	2010	2011	2010
Income from continuing operations	$2,552	$2,116	$2,019	$2,691

Adjustments:
Depreciation & Amortization	1,176	1,155	2,332	2,220
Interest Income	(13)	(16)	(26)	(37)
Interest Expense	183	206	359	424
Interest Expense - Financing Fees	54	102	156	205
Income Tax expense	1,445	1,219	1,105	1,638

EBITDA	$5,397	$4,782	$5,945	$7,141

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended June 30, 2011		Quarter Ended June 30, 2010
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$28,276	$637	$25,181	$666
Gross profit	7,887	162	7,127	55
Segment profit (loss)	4,427	11	4,052	(49)

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$51,305	$1,223	$48,073	$1,340
Gross profit	10,951	128	11,910	215
Segment profit (loss)	5,742	(58)	6,443	(10)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, August 4, 2011.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or (201) 689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight August 11, 2011, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 376426.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company's increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DOD"), and nuclear utilities. The Company's industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: sales pipeline and backlog trends bode well for the third quarter of 2011 and the balance of this year; we have undertaken several major initiatives that we believe will transform Perma-Fix in the coming years; the SEC acquisition, if completed, should nearly double our revenue based on past revenue performance of SEC and will significantly expand the scope of our services and will be accretive to earnings; completion of our planned sales of the Ft. Lauderdale and Orlando industrial waste facilities; and with the steps we have taken and are attempting to take, we anticipate continued improvement in cash flow, our balance sheet, and other fundamentals from the wide range of new growth opportunities.” There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; complete acquisition of SEC; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us or SEC fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2010 Form 10-K and Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2011	2010	2011	2010

Net revenues	$28,913	$25,847	$52,528	$49,413
Cost of goods sold	20,864	18,665	41,449	37,288
Gross profit	8,049	7,182	11,079	12,125

Selling, general and administrative expenses	3,436	3,376	6,808	6,818
Research and development	395	179	661	389
Loss on disposal of property and equipment	—	—	—	2
Income from operations	4,218	3,627	3,610	4,916

Other income (expense):
Interest income	13	16	26	37
Interest expense	(183)	(206)	(359)	(424)
Interest expense-financing fees	(54)	(102)	(156)	(205)
Other	3	—	3	5
Income from continuing operations before taxes	3,997	3,335	3,124	4,329
Income tax expense	1,445	1,219	1,105	1,638
Income from continuing operations	2,552	2,116	2,019	2,691

(Loss) income from discontinued operations, net of taxes	(32)	(670)	180	(608)
Net income	$2,520	$1,446	$2,199	$2,083

Net income (loss) per common share – basic:
Continuing operations	$.05	$.04	$.04	$.05
Discontinued operations	—	(.01)	—	(.01)
Net income per common share	$.05	$.03	$.04	$.04

Net income (loss) per common share – diluted:
Continuing operations	$.05	$.04	$.04	$.05
Discontinued operations	—	(.01)	—	(.01)
Net income per common share	$.05	$.03	$.04	$.04

Number of common shares used in computing net income (loss) per share:
Basic	55,136	54,991	55,118	54,843
Diluted	55,136	55,124	55,123	55,012

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,
	2011	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	2010

ASSETS
Current assets:
Cash & cash equivalents	$62	$136
Account receivable, net of allowance for doubtful accounts of $200 and $215	14,878	8,541
Unbilled receivables	10,558	9,436
Other current assets	2,457	3,335
Deferred tax assets - current	562	1,734
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $226 and $97	2,187	2,034
Total current assets	30,704	25,216

Net property and equipment	39,863	40,443
Property and equipment of discontinued operations, net of accumulated depreciation of $755 and $755, respectively	4,213	4,209
Intangibles and other assets	56,312	54,257
Intangibles and other assets related to discontinued operations	1,190	1,190
Total assets	$132,282	$125,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	24,486	20,214
Current liabilities related to discontinued operations	3,414	2,673
Total current liabilities	27,900	22,887

Long-term liabilities	21,144	20,850
Long-term liabilities related to discontinued operations	2,199	3,074
Total liabilities	51,243	46,811
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 55,175,897 and 55,106,180 shares issued, respectively; 55,137,687 and 55,067,970 outstanding, respectively	55	55
Additional paid-in capital	101,157	100,821
Accumulated deficit	(21,370)	(23,569)
Less Common Stock in treasury at cost: 38,210 shares for each period	(88)	(88)
Total stockholders' equity	79,754	77,219

Total liabilities and stockholders' equity	$132,282	$125,315